Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t
t TELEPHONE (858) 722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

March 24, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of March 24, 2010 on the audited financial statements of Gold Holdings Corporation (formerly Royal Equine Alliance Corporation) as of December 31, 2009 and 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/  Chang G. Park
CHANG G. PARK, CPA
San Diego, CA.

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board